CONSENT OF INDEPENDENT ACCOUNTS



We hereby consent to the use in this Registration Statement on form N-1A of our report dated January 24, 2000, relating to the financial statements and financial highlights of Limited Term New York Municipal Fund (the sole portfolio constituting Rochester Portfolio Series), which appears in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
April 18, 2001